NASL Series Trust
Establishment and Designation
of Additional Series of Shares of Beneficial Interest
($0.01 par value per share)
     The undersigned, being a majority of the Trustees of NASL Series Trust (the “Trust”), acting pursuant to Section 4.1(a) of the Agreement and Declaration of Trust of the Trust dated September 29, 1988 (the “Declaration of Trust”) hereby establish and designate thirteen new Series of Shares (as defined in the Declaration of Trust), such Series of Shares to have the following special and relative rights:
1. The new Series of Shares shall be designated the:
1. “Value”

2. “High Yield”

3. “International Stock”

4. “Science & Technology”

5. “Balanced”

6. “Worldwide Growth”

7. “Emerging Growth”

8. “Pilgrim Baxter Growth”

9. “Pacific Rim Emerging Markets”

10. “Real Estate Securities”

11. “Capital Growth Bond”

12. “Equity Index”

13. “Quantitative Equity”

14. “Lifestyle Conservative 280”

15. “Lifestyle Moderate 460”

16. “Lifestyle Balanced 640”

17. “Lifestyle Growth 820”

18. “Lifestyle Aggressive 1000”
2.	The new Series of Shares shall have the relative rights and preferences described in Section 4.2 of the Declaration of Trust, provided that the Trustees, in their absolute discretion, may amend any previously established relative rights and preferences as they may deem necessary or desirable to enable the Trust to comply with the Investment Company Act of 1940 or other applicable law.

     In witness whereof, the undersigned have executed this instrument in duplicate original counterparts and have caused a duplicate original to be lodged among the records of the Trust this 31st day of December, 1996.

/s/Don B. Allen Don B. Allen

/s/Charles L. Bardelis Charles L. Bardelis

/s/Samuel Hoar Samuel Hoar

/s/Robert J. Myers Robert J. Myers

/s/Brian L. Moore Brian L. Moore
The Agreement and Declaration of Trust of the Trust, September 29, 1988, a copy of which together with all amendments thereto is on file in the office of the Secretary of The Commonwealth of Massachusetts, provides that this instrument was executed by the Trustees of the Trust as Trustees and not individually and that the obligations of this instrument are not binding upon any of them or the shareholders of the Trust individually but are binding only upon the assets belonging to the Trust, or the particular Series of Shares in question, as the case may be.